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                                                                     EXHIBIT 2.3


                               SUPPORT AGREEMENT

             THIS SUPPORT AGREEMENT ("Agreement") is made and entered into as of the 12th day of August 1997, by and between the undersigned, ______________, a resident of __________, Florida, and Union Planters Corporation, a corporation organized and existing under the laws of the State of Tennessee ("UPC").

             On even date herewith, Parent and Capital Bancorp, a corporation organized and existing under the laws of the State of Florida ("Capital"), have entered into an Agreement and Plan of Merger (the "Merger Agreement"). The Merger Agreement generally provides for the merger of Capital with a subsidiary of UPC (the "Merger") and the conversion of the issued and outstanding shares of the $1.00 par value common stock ("Capital Common Stock") into shares of the $5.00 par value common stock of UPC and attached preferred stock purchase rights. The Merger Agreement is subject to the affirmative vote of the shareholders of Capital, the receipt of certain regulatory approvals, and the satisfaction of other conditions.

             The undersigned is a member of the Board of Directors of Capital and is the owner of _________ shares of Capital Common Stock and has rights by option or otherwise to acquire _________ additional shares of Capital Common Stock (collectively, the "Shares"). In order to induce UPC to enter into the Merger Agreement, the undersigned is entering into this Agreement with UPC to set forth certain terms and conditions governing the actions to be taken by the undersigned solely in the undersigned's capacity as a shareholder of Capital with respect to the Shares until consummation of the Merger.

             NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the mutual promises and covenants contained herein, the parties agree as follows:

             1. Without the prior written consent of UPC, which consent shall not be unreasonably withheld, the undersigned shall not transfer, sell, assign, convey, or encumber any of the Shares during the term of this Agreement except for transfers (i) by operation of law, by will, pursuant to the laws of descent and distribution or as required by law, (ii) to UPC pursuant to the terms of the Merger Agreement or (iii) where the transferee agrees in writing to be bound by the terms of this Agreement. Without limiting the generality of the foregoing, the undersigned shall not grant to any party any option or right to purchase the Shares or any interest therein.

             2. Except as otherwise provided in this Agreement or as required by law, the undersigned intends to, and will, vote (or cause to be voted) all of the Shares over which the undersigned has voting authority (other than in a fiduciary capacity) in favor of the Merger Agreement and the Merger at any meeting of shareholders of Capital called to vote on the Merger Agreement or the Merger or the adjournment thereof or in any other circumstance upon which a vote, consent, or other approval with respect to the Merger Agreement or the Merger is sought. Further, the undersigned intends to, and will, surrender the certificate or certificates representing the Shares over which the undersigned has dispositive authority to UPC upon consummation of the Merger as described in the Merger Agreement and hereby waives any rights of appraisal, or rights to dissent from the Merger, that the undersigned may have.
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             3.    Except as otherwise provided in this Agreement or as
required by law, at any meeting of shareholders of Capital or at any adjournment thereof or any other circumstances upon which the vote, consent, or other approval of Capital shareholders is sought, the undersigned will vote (or cause to be voted) all of the Shares over which the undersigned has voting authority (other than in a fiduciary capacity) (i) against any merger agreement, share exchange, or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, merger, recapitalization, dissolution, liquidation, or winding-up of or by Capital or
(ii) any amendment of Capital's Articles of Incorporation or By-laws or other proposal or transaction involving Capital or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent, or nullify the Merger, the Merger Agreement, or any of the other transactions contemplated thereby.

             4. The undersigned acknowledges and agrees that UPC could not be made whole by monetary damages in the event of any default by the undersigned of the terms and conditions set forth in this Agreement. It is accordingly agreed and understood that UPC, in addition to any other remedy which it may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or in any state having appropriate jurisdiction.

             5. The covenants and obligations set forth in this Agreement shall expire and be of no further force and effect on the date on which the Merger Agreement is terminated under Section 10.1 thereof.


             IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the day and year first above written.

As to the undersigned,
signed in the presence of:

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                                      Name:
                                             --------------------------
                                               (Please print or type)


                                      UNION PLANTERS CORPORATION


                                      By:
                                           -------------------------------------
                                           Jackson W. Moore
                                           President and Chief Operating Officer

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